Exhibit 99.1

NEWS RELEASE

For Release:        Immediately

Contact:         Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES REPORTS Q4 RESULTS

Calhoun, Georgia, February 8, 2018 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2017 fourth quarter net earnings of $240 million and diluted earnings per share (EPS) of $3.21. Adjusted net earnings were $256 million and EPS was $3.42, excluding restructuring, acquisition and other charges, a 5% increase over last year. Net sales for the fourth quarter of 2017 were $2.4 billion, up 8.5% in the quarter and 6% on a constant days and currency basis. For the fourth quarter of 2016, net sales were $2.2 billion, net earnings were $234 million and EPS was $3.13; adjusted net earnings were $243 million and EPS was $3.26, excluding restructuring, acquisition and other charges.
For the year ended December 31, 2017, net earnings and EPS were $972 million and $12.98, respectively. Adjusted net earnings and EPS were $1,019 million and $13.61, excluding restructuring, acquisition and other charges, an 8% increase over last year. For the year ended December 31, 2017, net sales were $9.5 billion, an increase of 6% as reported and on a constant days and currency basis. For the year ended December 31, 2016, net sales were $9.0 billion, net earnings were $930 million and EPS was $12.48; adjusted net earnings and EPS were $940 million and $12.61, respectively, excluding restructuring, acquisition and other charges.
Commenting on Mohawk Industries’ fourth quarter and full-year performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “In 2017, our strong organization and long-term strategies allowed Mohawk to deliver record-breaking results. For the full year, we generated operating income of $1.4 billion, up 6% as reported and 9% excluding restructuring, acquisition and other charges, and our EBITDA rose to $1.8 billion, both records. Our recurring business income grew at a much higher rate in 2017 when excluding the expired patent income and incremental start-up investments. During the year, we identified opportunities for growing our business, differentiating our products and improving our productivity, which we supported with over $900 million in internal investments, the highest in company history.
“Over the past three years, our strategies of adding new products, increasing our capacities and acquiring new businesses have led to expanded earnings even as income from our click patents expired. Our

2017 results reflected the impact of these strategies, even with $34 million in start-up costs to ramp up new products and production and significant increases in raw materials.
“During 2017, we completed four acquisitions to broaden our product offering and improve our cost structure. These include bolt-on ceramic businesses in Italy and Poland, a U.S. talc mine for ceramic and a nylon polymerization plant to further integrate our carpet manufacturing. Turning to our fourth quarter performance, we recorded our best results for the period in history, with operating income of $343 million, growing 13%, while absorbing start-up costs of approximately $10 million and the decline of income from patents.
“For the quarter, our Global Ceramic Segment sales increased 10% as reported and 8% on a constant days and currency basis. Our sales in Russia and Mexico grew the fastest, and our European acquisitions added approximately 6% to our sales. As anticipated, we saw improvement in our legacy sales during the period, with additional capacity coming online in Mexico, Russia and Europe and strengthening sales in the U.S. Our U.S. business improved as we progressed through the period, even with large customers postponing product changes and making reductions in their inventories. To increase our US sales and distribution, we have opened fifteen new tile and stone centers, and we are expanding our partnerships with both national and regional builders across the country including both our tile and countertop products. Our U.S. countertop sales are accelerating as we increase our distribution points and broaden our quartz offering. The Mexican ceramic market is strong, and our sales are increasing with new product offerings and our new production. Our new plant in Salamanca is fully operational, and production is ahead of our expectations. Our European ceramic sales increased substantially and outperformed the market. We have made significant progress in integrating our Italian and Polish acquisitions, broadening their product offerings and enhancing their sales strategies. Our Russian ceramic business has been operating at full capacity, and we are expanding our production to satisfy the growing demand and increase our market share.
“During the quarter, our Flooring North America Segment’s sales increased 3% as reported. The segment’s margins increased approximately 130 basis points as reported, while absorbing $10 million of restructuring costs and $2.5 million of start-up costs associated with our new LVT line. Late in the fourth quarter, we implemented a carpet price increase to recover rising inflation. Our carpet sales were strong during the period as some customers raised their inventory levels prior to our price changes and residential sales continued to grow faster than commercial. Almost all channels in residential improved, highlighted by the success of our SmartStrand and Continuum product offerings. To better serve our dealers, we have recently combined our hard and soft surface residential sales management. We are seeing improvements in performance as we better leverage our relationships across our entire product portfolio. With our new carpet tile and broadloom collections, our commercial sales are strengthening in most channels, with particular strength in hospitality, institutional, retail and Mainstreet. We are expanding our rigid and flexible LVT offerings with specific products tailored for each of the residential, do-it-yourself, apartment and commercial markets. During the quarter, we increased our marketing investments in LVT to expand our sales in anticipation of our new manufacturing line, which will begin production in the second quarter. We are creating another unique position in the marketplace with Revwood Plus, a revolutionary new water proof wood product with leading style in larger sizes and contemporary finishes.
“For the quarter, our Flooring Rest of the World Segment’s sales increased 18% as reported and 9% on a constant currency basis, as local economies improved and the Euro strengthened. Our reported operating income for the period increased 19% as a result of improved price and mix, productivity and a reduction of restructuring and acquisition charges. The price increases we implemented covered the dramatic changes in our material costs in most of our products. We have agreed to acquire Godfrey Hirst, the largest flooring company in Australia and New Zealand which is focused on carpet and expanding in hard surface flooring, as well as a small European mezzanine floor manufacturer, which will enhance our wood panel strategy and differentiate our products. In 2018, we also have finalized the acquisition of two small distributors in Europe to enhance our geographic penetration. Our LVT sales are growing rapidly as we pushed the limits of our capacity. We have the broadest LVT offering in Europe, and we are positioned as the market’s style, design and performance leader. Our new European carpet tile plant has initiated limited manufacturing, with the final operational phases scheduled to come online this quarter before a full market launch in the second quarter. Our laminate sales are growing, driven by unique features such as planks over two meters long and our exclusive water proof technology. As demand increased, our new wood panel products enhanced our sales and mix, and process improvements have reduced our costs.
“The record results that Mohawk delivers reflect a unique strategy that combines the best features of a large, well-run public company, a private acquisition firm and a venture capital group. Our organization’s capabilities to continuously expand by innovating our products, increasing our portfolio and participating in new regions is unsurpassed in the market. This year, to enhance our long-term growth and profitability, we will invest $60-$70 million starting up new operations to expand our market position and geographical scope. Of these investments, about one-third is non-cash depreciation due to limited utilization, one-third is for marketing to expand our distribution, and one-third is for the cost of ramping up new production.
During 2018, we will invest an additional $750 million in our existing businesses to complete projects that were begun in 2017 and to commence new initiatives. Our largest investments during this two-year period are the expansion of LVT in the U.S. and Europe; ceramic capacity increases in the U.S., Mexico, Italy, Poland, Bulgaria and Russia; luxury laminate in the U.S., Europe and Russia; carpet tile in Europe; sheet vinyl in Russia; countertops in the U.S. and Europe; and carpet and rugs in the U.S.
In the first quarter, we anticipate all segments improving sales and the introduction of innovative products across our portfolio. In Flooring North America, the timing of our carpet price increase moved some sales into the prior quarter. Our ongoing operating results, excluding the expired patents and start-up investments, will substantially improve in the first quarter. Our earnings will benefit from our past acquisitions and a stronger Euro, as well as our 2018 global tax rate which will decline to approximately 21% due to tax reform. Taking all of this into account, our EPS guidance for the first quarter is $2.93 to $3.02, excluding any one time charges.
The acquisition of Godfrey Hirst will be completed later this year after normal closing conditions are concluded. We anticipate opportunities to enhance their product innovation and marketing strategies, lower their costs by supplying raw materials and increase their sales of hard surface products. Godfrey Hirst should be accretive to EPS by $0.35 to $0.40 in the first twelve months.

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry-leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, February 9, 2018, at 11:00 AM Eastern Time
The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 1786655. A replay will be available until Friday, March 9, 2018, by dialing 1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 1786655.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Consolidated Statement of Operations Data	Quarter Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net sales	$2,369,097	2,182,566	9,491,290	8,959,087
Cost of sales	1,615,473	1,491,567	6,494,876	6,146,262
Gross profit	753,624	690,999	2,996,414	2,812,825
Selling, general and administrative expenses	410,158	385,727	1,642,241	1,532,882
Operating income	343,466	305,272	1,354,173	1,279,943
Interest expense	7,257	8,485	31,111	40,547
Other expense (income), net	3,750	(3,190)	5,205	(1,729)
Earnings before income taxes	332,459	299,977	1,317,857	1,241,125
Income tax expense	91,593	65,469	343,165	307,559
Net earnings including noncontrolling interest	240,866	234,508	974,692	933,566
Net income attributable to noncontrolling interest	488	760	3,054	3,204
Net earnings attributable to Mohawk Industries, Inc.	$240,378	233,748	971,638	930,362

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$3.23	3.15	13.07	12.55
Weighted-average common shares outstanding - basic	74,414	74,164	74,357	74,104

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$3.21	3.13	12.98	12.48
Weighted-average common shares outstanding - diluted	74,915	74,638	74,839	74,568

Other Financial Information
(Amounts in thousands)
Depreciation and amortization	$118,372	104,379	446,672	409,467
Capital expenditures	$251,368	211,365	905,998	672,125

Consolidated Balance Sheet Data
(Amounts in thousands)
	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$84,884	121,665
Receivables, net	1,558,159	1,376,151
Inventories	1,948,663	1,675,751
Prepaid expenses and other current assets	481,261	297,945
Total current assets	4,072,967	3,471,512
Property, plant and equipment, net	4,270,790	3,370,348
Goodwill	2,471,459	2,274,426
Intangible assets, net	891,767	834,606
Deferred income taxes and other non-current assets	387,870	279,704
Total assets	$12,094,853	10,230,596
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and commercial paper	$1,203,683	1,382,738
Accounts payable and accrued expenses	1,451,672	1,335,582
Total current liabilities	2,655,355	2,718,320
Long-term debt, less current portion	1,559,895	1,128,747
Deferred income taxes and other long-term liabilities	783,131	576,346
Total liabilities	4,998,381	4,423,413
Redeemable noncontrolling interest	29,463	23,696
Total stockholders' equity	7,067,009	5,783,487
Total liabilities and stockholders' equity	$12,094,853	10,230,596

Segment Information	Quarter Ended		As of or for the Year Ended
(Amounts in thousands)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net sales:
Global Ceramic	$824,062	749,146	3,405,100	3,174,706
Flooring NA	999,290	970,136	4,010,858	3,865,746
Flooring ROW	545,865	463,284	2,075,452	1,918,635
Intersegment sales	(120)	—	(120)	—
Consolidated net sales	$2,369,097	2,182,566	9,491,290	8,959,087

Operating income (loss):
Global Ceramic	$113,440	102,080	525,401	478,448
Flooring NA	157,219	140,311	540,337	505,115
Flooring ROW	83,865	70,735	329,054	333,091
Corporate and intersegment eliminations	(11,058)	(7,854)	(40,619)	(36,711)
Consolidated operating income	$343,466	305,272	1,354,173	1,279,943

Assets:
Global Ceramic			$4,838,310	4,024,859
Flooring NA			3,702,137	3,410,856
Flooring ROW			3,245,424	2,689,592
Corporate and intersegment eliminations			308,982	105,289
Consolidated assets			$12,094,853	10,230,596

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.

(Amounts in thousands, except per share data)
	Quarter Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net earnings attributable to Mohawk Industries, Inc.	$240,378	233,748	971,638	930,362
Adjusting items:
Restructuring, acquisition and integration-related and other costs	15,435	16,214	49,144	60,523
Acquisitions purchase accounting, including inventory step-up	—	—	13,314	—
Legal settlement and reserves	—	—	—	(90,000)
Release of indemnification asset	4,459	3,004	4,459	5,371
Tradename impairment	—	—	—	47,905
Income taxes - reversal of uncertain tax position	(4,459)	(3,004)	(4,459)	(5,371)
Income tax reform, net	810	—	810	—
Income taxes	(624)	(6,678)	(16,260)	(8,443)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$255,999	243,284	1,018,646	940,347

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$3.42	3.26	13.61	12.61
Weighted-average common shares outstanding - diluted	74,915	74,638	74,839	74,568

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)
December 31, 2017
Current portion of long-term debt and commercial paper	$1,203,683
Long-term debt, less current portion	1,559,895
Less: Cash and cash equivalents	84,884
Net Debt	$2,678,694

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Quarters Ended				Months Ended
	April 1, 2017	July 1, 2017	September 30, 2017	December 31, 2017	December 31, 2017
Operating income	$274,784	355,825	380,098	343,466	1,354,173
Other (expense) income	2,832	(3,002)	(1,285)	(3,750)	(5,205)
Net (income) loss attributable to noncontrolling interest	(502)	(1,067)	(997)	(488)	(3,054)
Depreciation and amortization	105,024	109,761	113,515	118,372	446,672
EBITDA	382,138	461,517	491,331	457,600	1,792,586
Restructuring, acquisition and integration-related and other costs	3,978	15,878	13,853	15,231	48,940
Acquisitions purchase accounting, including inventory step-up	192	9,571	3,551	—	13,314
Release of indemnification asset	—	—	—	4,459	4,459
Adjusted EBITDA	$386,308	486,966	508,735	477,290	1,859,299

Net Debt to Adjusted EBITDA					1.4

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and Constant Shipping Days Excluding Acquisition Volume
(Amounts in thousands)
	Quarter Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$2,369,097	2,182,566	9,491,290	8,959,087
Adjustment to net sales on constant shipping days	2,293	—	38,651	—
Adjustment to net sales on a constant exchange rate	(60,112)	—	(69,346)	—
Net sales on a constant exchange rate and constant shipping days	2,311,278	2,182,566	9,460,595	8,959,087
Less: impact of acquisition volume	(42,106)	—	(137,448)	—
Net sales on a constant exchange rate and constant shipping days excluding acquisition volume	$2,269,172	2,182,566	9,323,147	8,959,087

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and Shipping Days Excluding Acquisition Volume
(Amounts in thousands)
	Quarter Ended
Global Ceramic	December 31, 2017	December 31, 2016
Net sales	$824,062	749,146
Adjustment to net sales on constant shipping days	2,293	—
Adjustment to segment net sales on a constant exchange rate	(19,387)	—
Segment net sales on a constant exchange rate and constant shipping days	$806,968	749,146
Less: impact of acquisition volume	(42,106)	—
Segment net sales on a constant exchange rate and constant shipping days excluding acquisition volume	$764,862	749,146

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate
(Amounts in thousands)
	Quarter Ended
Flooring ROW	December 31, 2017	December 31, 2016
Net sales	$545,865	463,284
Adjustment to segment net sales on a constant exchange rate	(40,725)	—
Segment net sales on a constant exchange rate	$505,140	463,284

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Quarter Ended
	December 31, 2017	December 31, 2016
Gross Profit	$753,624	690,999
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	11,339	12,218
Adjusted gross profit	$764,963	703,217

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Quarter Ended
	December 31, 2017	December 31, 2016
Selling, general and administrative expenses	$410,158	385,727
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(3,892)	(3,996)
Adjusted selling, general and administrative expenses	$406,266	381,731

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Quarter Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Operating income	$343,466	305,272	1,354,173	1,279,943
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	15,231	16,214	48,939	59,847
Legal settlement and reserves	—	—	—	(90,000)
Tradename impairment	—	—	—	47,905
Acquisitions purchase accounting, including inventory step-up	—	—	13,314	—
Adjusted operating income	$358,697	321,486	1,416,426	1,297,695

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Quarter Ended
Global Ceramic	December 31, 2017	December 31, 2016
Operating income	$113,440	102,080
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	1,834	1,303
Adjusted segment operating income	$115,274	103,383

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Quarter Ended
Flooring NA	December 31, 2017	December 31, 2016
Operating income	$157,219	140,311
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	9,776	5,826
Adjusted segment operating income	$166,995	146,137

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Quarter Ended
Flooring ROW	December 31, 2017	December 31, 2016
Operating income	$83,865	70,735
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	2,266	8,903
Adjusted segment operating income	$86,131	79,638

Reconciliation of Segment Operating Loss to Adjusted Segment Operating Loss
(Amounts in thousands)
	Quarter Ended
Corporate and intersegment eliminations	December 31, 2017	December 31, 2016
Operating loss	$(11,058)	(7,854)
Adjustments to segment operating loss:
Restructuring, acquisition and integration-related and other costs	1,355	182
Adjusted segment operating loss	$(9,703)	(7,672)

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Quarter Ended
	December 31, 2017	December 31, 2016
Earnings before income taxes	$332,459	299,977
Noncontrolling interests	(488)	(760)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related & other costs	15,435	16,214
Release of indemnification asset	4,459	3,004
Adjusted earnings including noncontrolling interests before income taxes	$351,865	318,435

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Quarter Ended
	December 31, 2017	December 31, 2016
Income tax expense	$91,593	65,469
Income taxes - reversal of uncertain tax position	4,459	3,004
Income tax reform, net	(810)	—
Income tax effect of adjusting items	624	6,678
Adjusted income tax expense	$95,866	75,151

Adjusted income tax rate	27.2%	23.6%

The Company supplements its consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation, more or fewer shipping days in a period, and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, legal settlements and reserves, tradename impairments, acquisition purchase accounting, including inventory step-up, release of indemnification assets, income tax reform and the reversal of uncertain tax positions.